Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Massachusetts Municipal Money Market Fund, Spartan Massachusetts Municipal Income Fund, and Spartan Massachusetts Municipal Money Market Fund series of Fidelity Massachusetts Municipal Trust (the "Trust"), filed as part of this Post-Effective Amendment No. 45 to the Trust's Registration Statement on Form N-1A (File Nos. 002-75537 and 811-03361) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 43 to the Registration Statement.

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

Washington, DC

March 30, 2005